CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

     Humascan Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     The Certificate of Incorporation of the corporation is hereby amended by deleting ARTICLE FIRST of the Certificate of Incorporation in its present form and substituting therefor a new ARTICLE FIRST to read as follows:

     FIRST: The name of the corporation (hereinafter called the "corporation") is CELL TECH INTERNATIONAL INCORPORATED.

     SECOND: That the Certificate of Incorporation of the Corporation is hereby amended by deleting Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation and substituting therefor a new Paragraph A of Article FOURTH to read as follows:

     (A) 50,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions of which Common Stock shall be as set forth in subparagraphs (B) and (C) of this Article FOURTH.

     THIRD: That Article FOURTH of the Company's Certificate of Incorporation is hereby amended by addition of the following provision:

     On the date this amendment is filed with the Secretary of State of the State of Delaware (the "Effective Date"), the authorized shares of the Company's Common Stock, par value $.01 per share, and each share of such Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified as and changed into 0.0921481204 of a share of the Company's Common Stock, par value equal to the par value of the Old Common Stock (the "New Common Stock"). No fractional shares of New Common Stock will be issued as a result of the foregoing change in capitalization; in lieu thereof, any fractional shares of New Common Stock resulting from such change shall be rounded up to the nearest whole share of New Common Stock. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms


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     hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interests will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

     FOURTH: That in lieu of a meeting and vote of stockholders, stockholders representing more than a majority of the outstanding voting stock of the Corporation and more than a majority of the outstanding Common Stock of the Corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     FIFTH: That the aforesaid amendment was duly adopted in accordance with applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Marta C. Kollman, its President, and attested by Justin Strauss, its Secretary, this 9th day of August, 1999.


                                          HUMASCAN INC.


                                          By:
                                              ----------------------------------
                                              Marta C. Kollman, President


ATTEST:


By:
    ---------------------------------
    Justin Strauss, Secretary


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